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                                                                       Exhibit 2

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 CELESTICA INC.

                               CELESTICA ASIA INC.

                                       and

                   INTERNATIONAL MANUFACTURING SERVICES, INC.

                          Dated as of November 1, 1998



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                                TABLE OF CONTENTS
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                                    ARTICLE I

                                   THE MERGER
Section 1.1.  The Merger ................................................      2
Section 1.2.  Closing ...................................................      2
Section 1.3.  Effective Time of the Merger ..............................      2
Section 1.4.  Effects of the Merger .....................................      3
Section 1.5.  Certificate of Incorporation ..............................      3
Section 1.6.  Bylaws ....................................................      3
Section 1.7.  Directors .................................................      3
Section 1.8.  Officers ..................................................      3

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1.  Conversion of Shares ......................................      3
Section 2.2.  Shares of Dissenting Stockholders .........................      4
Section 2.3.  Cancellation and Retirement of Shares .....................      5
Section 2.4.  Shares Elections ..........................................      5
Section 2.5.  Issuance of Stock Consideration and Payment of Cash
                  Election Price ........................................      6
Section 2.6.  Stock Plans ...............................................      8
Section 2.7.  Exchange of Certificates ..................................     10

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1.  Organization, Standing and Corporate Power ................     12
Section 3.2.  Subsidiaries ..............................................     12
Section 3.3.  Capital Structure .........................................     13
Section 3.4.  Authority; Noncontravention ...............................     13
Section 3.5.  SEC Documents; Financial Statements; No Undisclosed
                  Liabilities ...........................................     15
Section 3.6.  Disclosure Documents ......................................     16
Section 3.7.  Property; Sufficiency of Assets ...........................     16
Section 3.8.  Absence of Certain Changes or Events ......................     17
Section 3.9.  Litigation ................................................     18
Section 3.10.  Compliance with Laws, Etc ................................     18
Section 3.11.  Absence of Changes in Stock or Benefit Plans .............     19
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 Section 3.12.  ERISA Compliance ........................................     19
 Section 3.13.  Tax Matters .............................................     22
 Section 3.14.  Debt Instruments ........................................     23
 Section 3.15.  Insurance ...............................................     24
 Section 3.16.  Labor Matters ...........................................     24
 Section 3.17.  Business Relationships; No Restrictive Agreements .......     24
 Section 3.18.  Patents, Trademarks, Etc ................................     25
 Section 3.19.  Interests of Officers and Directors .....................     26
 Section 3.20.  Environmental Matters ...................................     26
 Section 3.21.  Rights Plan .............................................     28
 Section 3.22.  Year 2000 Compliance ....................................     28
 Section 3.23.  Brokers .................................................     29
 Section 3.24.  Opinion of Financial Advisor ............................     29
 Section 3.25.  Board Recommendation ....................................     29

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

 Section 4.1.  Organization, Standing and Corporate Power ...............     30
 Section 4.2.  Authority; Noncontravention ..............................     30
 Section 4.3.  SEC Documents; Financial Statements; No Undisclosed
                   Liabilities ..........................................     31
 Section 4.4.  Information Supplied .....................................     31
 Section 4.5.  Absence of Certain Changes or Events .....................     32
 Section 4.6.  Interim Operations of Merger Sub. ........................     32
 Section 4.7.  Capital Structure ........................................     32
 Section 4.8.  Litigation ...............................................     33
 Section 4.9.  Compliance with Laws, Etc ................................     33
 Section 4.10.  Financing ...............................................     33
 Section 4.11.  Brokers .................................................     33

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

 Section 5.1.  Conduct of Business ......................................     34
 Section 5.2.  Company Stockholders Meeting .............................     36
 Section 5.3.  Letter of the Company's Accountants ......................     36
 Section 5.4.  Access to Information ....................................     37
 Section 5.5.  [Intentionally Omitted] ..................................     37
 Section 5.6.  Cooperation in Arrangements with Lenders .................     37
 Section 5.7.  No Solicitation ..........................................     37
 Section 5.8.  Certain Agreements .......................................     39
 Section 5.9.  Confidentiality ..........................................     39
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                                   ARTICLE VI

                               COVENANTS OF PARENT

Section 6.1.  Access to Information .....................................     40
Section 6.2.  Confidentiality ...........................................     40
Section 6.3.  Obligations of Merger Sub. ................................     40
Section 6.4.  Voting of Shares ..........................................     40
Section 6.5.  Letter of Parent's Accountants ............................     40
Section 6.6.  [Intentionally Omitted] ...................................     41
Section 6.7.  Director and Officer Liability ............................     41

                                   ARTICLE VII

                 COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 7.1.  Preparation of Form F-4 and the Proxy Statement;
                  Stockholder Meetings ..................................     42
Section 7.2.  HSR Act Filings; Reasonable Efforts; Notification .........     42
Section 7.3.  Public Announcements ......................................     43
Section 7.4.  Affiliates ................................................     43
Section 7.5.  Stock Exchange Listing ....................................     44
Section 7.6.  Takeover Statutes .........................................     44
Section 7.7.  Company Employee Benefits .................................     44

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

Section 8.1.  Conditions to the Obligations of Each Party ...............     44
Section 8.2.  Conditions to the Obligations of Parent and Merger Sub ....     45
Section 8.3.  Conditions to the Obligations of the Company ..............     46

                                   ARTICLE IX

                                   TERMINATION

Section 9.1.  Termination ...............................................     47
Section 9.2.  Effect of Termination .....................................     48
Section 9.3.  Fees and Expenses .........................................     48

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1.  Definitions ..............................................     49
Section 10.2.  Notices ..................................................     49
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Section 10.3.  Survival of Representations and Warranties ...............     50
Section 10.4.  Amendments; No Waivers ...................................     50
Section 10.5.  Successors and Assigns; Parties in Interest ..............     50
Section 10.6.  Governing Law; Submission to Jurisdiction ................     51
Section 10.7.  Specific Performance .....................................     51
Section 10.8.  Counterparts; Effectiveness; Interpretation ..............     51
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EXHIBITS

Exhibit A:  Major Stockholders
Exhibit B:  Stockholder Agreement
Exhibit C:  Company Affiliate Letter


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                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of November 1, 1998, by and among CELESTICA INC., a corporation organized under the laws of the Province of Ontario, Canada ("PARENT"), CELESTICA ASIA INC., a corporation organized under the laws of Delaware and a wholly-owned subsidiary of Parent ("MERGER SUB") and INTERNATIONAL MANUFACTURING SERVICES, INC., a corporation organized under the laws of Delaware (the "COMPANY").

                                 R E C I T A L S

            WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders;

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and Parent, acting as the sole stockholder of Merger Sub, have approved the merger of the Company with and into Merger Sub with Merger Sub as the surviving corporation as set forth below (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), whereby (i) each issued and outstanding share of Class A Common Stock, par value $0.001 per share, of the Company (the "CLASS A SHARES") shall be converted into the right to receive the Merger Consideration (as defined herein) and (ii) each issued and outstanding share of Class B Common Stock, par value $0.001 per share, of the Company (the "CLASS B SHARES" and, together with the Class A Shares, the "SHARES") shall be converted into the right to receive the Merger Consideration, in each case excluding Class A Shares and Class B Shares owned, directly or indirectly, by the Company or any subsidiary of the Company or by Parent, Merger Sub or any other subsidiary of Parent and Dissenting Shares (as defined herein);

            WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code, as amended (together with the Treasury regulations thereunder, the "CODE") and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code;

            WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, Parent has required that certain affiliate stockholders set forth on

Exhibit A hereto (collectively, the "MAJOR STOCKHOLDERS") agree, among other things, to enter into an agreement, dated as of the date hereof and in the form of Exhibit B hereto, among each Major Stockholder, Parent and Merger Sub (each a "VOTING AGREEMENT"); and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

            NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub at the Effective Time (as defined herein). At the Effective Time, the separate corporate existence of the Company shall cease, and Merger Sub (a) shall continue as the surviving corporation as a direct or indirect wholly owned subsidiary of Parent(as the context requires, Merger Sub, after giving effect to the Merger, is sometimes hereinafter referred to as the "SURVIVING CORPORATION") and (b) shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

            Section 1.2. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "CLOSING DATE"), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another date, time or place is agreed to in writing by the parties hereto. At the time of the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

            Section 1.3. Effective Time of the Merger. The Merger shall, subject to the DGCL, become effective as of such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as is specified in the Certificate of Merger (the "EFFECTIVE TIME").


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            Section 1.4. Effects of the Merger. From and after the Effective
Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.

            Section 1.5. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject in all cases to Section 6.5.

            Section 1.6. Bylaws. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject in all cases to Section 6.5.

            Section 1.7. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT OF THE MERGER ON THE CAPITAL
                      STOCK OF THE CONSTITUENT CORPORATIONS

            Section 2.1. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Merger Sub:

            (a) Each Share owned by the Company or owned by Parent, Merger Sub or any subsidiary of any of the Company, Parent or Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

            (b) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding as a share of common stock of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.


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            (c) Except as otherwise provided in Section 2.1(a), Section 2.2,
Section 2.5 or Section 2.7, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, one of the following (the consideration described in clause
(i) below being the "CASH CONSIDERATION" and the consideration described in clause (ii) below being the "STOCK CONSIDERATION", and the Cash Consideration and the Stock Consideration being collectively referred to herein as the "MERGER CONSIDERATION"):

            (i) subject to Sections 2.5(e) and 2.5(g), for each Share with respect to which an election to receive cash has been effectively made and not revoked pursuant to Sections 2.4(c), (d) and (e) ("CASH ELECTING SHARES"), the right to receive in cash from Merger Sub an amount equal to $7.00 (the "CASH ELECTION PRICE"); and

            (ii) for each Share other than Cash Electing Shares, the right to receive 0.4 Subordinate Voting Shares of Parent ("SUBORDINATE SHARES", and such ratio being referred to herein as the "SUBORDINATE SHARES RATIO").

Immediately prior to the Effective Time, Parent shall (x) contribute or cause to be made available to Merger Sub the Cash Consideration and (y) contribute to Merger Sub the right to cause the delivery of the Stock Consideration in consideration of the issuance to Parent by Merger Sub of 900 shares of Common Stock, $.01 par value per share, of Merger Sub. Merger Sub shall satisfy its obligations to deliver the Stock Consideration by exercising such right to cause Parent to deliver the same. Parent shall cause Merger Sub to deliver the Merger Consideration pursuant to the terms of this Article II.

            All references in this Agreement to "$" or "DOLLARS" shall be to the currency of the United States of America unless the context requires otherwise.

            Section 2.2. Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by a person (a "DISSENTING STOCKHOLDER") who has not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of his Shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or otherwise lost his rights to appraisal and payment under the DGCL ("DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL. If, however, such Dissenting Stockholder effectively withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Stock Consideration, without interest, pursuant to Section 2.1(c)(ii). The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and

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direct all negotiations and proceedings with respect to any such demands. The
Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            Section 2.3. Cancellation and Retirement of Shares. As of the Effective Time, all Shares (other than shares referred to in Section 2.1(a)) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate(s) representing any such Shares shall cease to have any rights with respect thereto, except (subject to Section 2.2) the right to receive the applicable Merger Consideration in accordance with
Section 2.1(c) and any cash in lieu of fractional Subordinate Shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.7.

            Section 2.4. Shares Elections. (a) Subject to Sections 2.5 and 2.7(e), each person who, on or prior to the Election Date referred to in (c) below, is a record holder of Shares (and remains a record holder of such stock until the Effective Time) will be entitled, with respect to all or any portion of his Shares, to make an unconditional election on or prior to such Election Date to receive the Cash Consideration (a "CASH ELECTION"), failing which the holder will receive the Stock Consideration, on the basis hereinafter set forth.

            (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.6), Parent shall appoint a bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the "EXCHANGE AGENT") for the payment of the Merger Consideration.

            (c) Parent shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "FORM OF ELECTION"), with the Proxy Statement to the record holders of Shares as of the record date for the Company Stockholders Meeting (as defined in Section 5.2). The Form of Election shall be used by each record holder of Shares who wishes to elect to receive the Cash Election Price for any or all Shares held by such holder. On such Form of Election, such a holder may indicate his election. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date referred to below. Any such holder's election to receive the Cash Election Price shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the last business day (the "ELECTION DATE") prior to the date of the Company Stockholders Meeting, a Form of Election properly completed and signed and accompanied by a certificate(s) for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificate(s) as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank


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or trust company having an office or correspondent in the United States, provided such certificate(s) is in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

            (d) Any Form of Election may be revoked only by duly executed written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Shares to which such Form of Election relates shall be treated as Shares as to which no election has been made.

            (e) The determination of the Exchange Agent shall be binding as to whether or not elections to receive the Cash Election Price have been properly made or revoked pursuant to this Section 2.4 with respect to Shares, and as to the time when elections and revocations were received by it. If the Exchange Agent determines that any election to receive the Cash Election Price was not properly made, or not made at all, with respect to Shares, then such Shares shall be treated by the Exchange Agent as Shares which were not Cash Electing Shares at the Effective Time, and such Shares shall be exchanged in the Merger for Subordinate Shares pursuant to Section 2.1(c)(ii). Parent, in consultation with the Company, shall make such rules as are consistent with this Section 2.4 for the implementation of the election provided for herein as shall be necessary or desirable fully to effect such elections.

            Section 2.5. Issuance of Stock Consideration and Payment of Cash Election Price. The manner in which each Share (other than Shares to be canceled as set forth in Section 2.1(a) and Dissenting Shares) shall be converted as of the Effective Time into the right to receive the Merger Consideration shall be as set forth in this Section 2.5. All references to "outstanding Shares" in this
Section 2.5 shall mean all Shares outstanding immediately prior to the Effective Time.

            (a) In the event that, between the date of this Agreement and the Effective Time, the outstanding Subordinate Shares shall have been changed into a different number or class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Stock Consideration shall be appropriately adjusted.

            (b) As is more fully set forth below, the Total Cash Consideration (as defined below) in the Merger pursuant to this Agreement shall not be more than fifty-five percent (55%) of the sum of (i) the Total Cash Consideration and
(ii) the Total Stock Consideration; such amount is referred to herein as the "CASH LIMITATION." "TOTAL STOCK CONSIDERATION" means the product of (i) the Subordinate Shares Ratio and (ii) the number of Shares converted into Subordinate Shares, after the application, if and to the extent necessary, of Sections 2.5(e) and 2.7(e) and (iii) the average of the high and low trading


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
prices of the Subordinate Shares on the New York Stock Exchange on the date on which the Effective Time occurs. "TOTAL CASH CONSIDERATION" means the sum (after the application, if and to the extent necessary, of Sections 2.5(e) and 2.7(e)) of (i) cash paid in connection with Cash Elections, (ii) cash paid in lieu of fractional shares and (iii) cash paid for Dissenting Shares. For this purpose, cash paid for Dissenting Shares shall be computed as if holders of Dissenting Shares had made Cash Elections with respect to all of their Dissenting Shares.

            (c) Each Share that is not a Cash Electing Share shall be converted into the right to receive Subordinate Shares pursuant to Section 2.1(c)(ii).

            (d) If the Total Cash Consideration is equal to or less than the Cash Limitation, each Share that is a Cash Electing Share shall be converted into the right to receive the Cash Election Price pursuant to Section 2.1(c)(i).

            (e) If the Total Cash Consideration is more than the Cash Limitation, the number of Cash Electing Shares shall be reduced, and certain stockholders of the Company who have made a Cash Election (a "CASH ELECTING STOCKHOLDER") shall instead receive one or more Subordinate Shares to the extent and as described so that the Total Cash Consideration is equal to or less than the Cash Limitation:

                  (i) each Cash Electing Stockholder who holds of record fewer than 250 Shares shall receive the Cash Election Price for all of his Shares; and

                  (ii) the number of Shares covered by a Cash Election held of record by each other Cash Electing Stockholder shall be reduced, pro rata to the total number of Shares subject to a Cash Election, by that number of Shares sufficient to reduce the Total Cash Consideration to an amount equal to or less than the Cash Limitation, and each such Cash Electing Stockholder shall receive Subordinate Shares for the balance of the Shares covered by the Cash Election, at the Subordinate Shares Ratio pursuant to Section 2.1(c)(ii), in lieu of receiving the Cash Election Price for such Shares pursuant to Section 2.1(c)(i).

            (f) If the Exchange Agent shall determine that any Cash Election was not effectively made or was revoked, the Shares covered by such Cash Election shall, for purposes hereof, be exchanged for Subordinate Shares pursuant to
Section 2.1(c)(ii).

            (g) If, due to the existence of Dissenting Shares or purchases of Shares by Parent, the Company or their respective affiliates, the amount of cash paid in cancellation of Company Options (as defined in Section 2.6(a)), or any other uncertainty in the calculation of the Cash Limitation, it reasonably appears to Parent or the Company that the Merger may potentially fail to satisfy continuity of interest requirements under applicable principles relating to reorganizations under Section 368(a) of the Code, the


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
number of Cash Electing Shares shall be reduced, and Cash Electing Stockholders shall instead receive one or more Subordinate Shares in the order described in
Section 2.5(e), to the extent necessary, as determined by Parent, in consultation with the Company, in good faith, to enable the Merger to satisfy such requirements.

            Section 2.6. Stock Plans. Prior to the mailing of the Proxy Statement, the Board of Directors of Parent and the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (a) Adjust the terms of all outstanding employee and director stock options to purchase Shares ("COMPANY STOCK OPTIONS") granted under any of the Company's 1996 Stock Option Plan, 1997 Stock Plan or 1997 Director Option Plan (collectively, the "OPTION PLANS"), to provide that each Company Stock Option outstanding immediately prior to the Effective Time shall (except to the extent that Parent and the holder of a Company Stock Option otherwise agree in writing prior to the Effective Time): (i) at the Effective Time, if such Company Stock Option is vested before the Merger and exercisable and has an exercise price of less than $7.00, and the holder of such Company Stock Option shall have elected by written notice to Parent prior to the date 15 business days prior to the Effective Time to receive the payment contemplated by this clause (i), be cancelled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal to the product of (1) the total number of Shares subject to such Company Stock Option and (2) the excess of $7.00 over the exercise price per Share subject to such Company Stock Option, payable in cash immediately following the Effective Time; provided, however, that at the request of any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), any such amount to be paid shall be paid as soon as practicable after the first date payment can be made without liability for such person under Section 16(b) of the Exchange Act; or (ii) immediately prior to the Effective Time, with respect to any Company Stock Option not to be cancelled pursuant to clause (i) above, be assumed by the Parent (on the then existing terms other than as provided herein) if permissible under applicable law and stock exchange rules, or, if such option assumption is not permitted under applicable law or stock exchange rules, Parent shall issue an option to acquire (on substantially the same terms and conditions as were applicable under such Company Stock Option), the number of Subordinate Shares equal to the product of (1) the number of Shares issuable upon exercise of such Option and
(2) the Subordinate Shares Ratio, provided that any fractional Subordinate Shares resulting from such multiplication shall be rounded up or down to the nearest whole share, and (x) with respect to any Company Stock Option that has an exercise price of less than $7.00, at a price per share equal to (A) the exercise price for Shares otherwise purchasable pursuant to such Company Stock Option divided by (B) the Subordinate Shares Ratio, provided that such exercise price shall be rounded up or down to the nearest cent; and (y) with respect to all other Company Stock Options, at a price per share equal to $17.50, provided, that if the Toronto Stock Exchange or the Montreal Stock Exchange prohibits the issuance of such options at a price per share equal to $17.50, then at a price per share equal to $18.31. The number of Subordinate Shares subject to the options referred to in clause (y) shall be increased, if the price per share is $18.31, to provide the comparable economic value to the option holder (as determined by an independent consultant selected by Parent and reasonably acceptable to the Company). Parent agrees to file a registration statement on Form S-8 as soon as reasonably practicable following the Effective Time to register the Subordinate Shares issuable pursuant to the Company Stock Options referred to in clause (ii) above. It is intended that the stock options referred to in clause (ii) above shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that they are qualified as incentive stock options immediately prior to the Effective Time and to the extent permitted under applicable law.

            (b) Subject to the last sentence of this Section 2.6(b), at the Effective Time, each outstanding right to purchase Shares under the Company's 1997 Employee Stock Purchase Plan and 1997 Non-U.S. Employee Stock Purchase Plan (collectively, the "COMPANY ESPP") (an "ASSUMED PURCHASE RIGHT") shall be deemed to constitute a purchase right to acquire, on substantially the same terms and conditions as were applicable under the Company ESPP immediately prior to the Effective Time, a number of Subordinate Shares determined as provided in the Company ESPP, except that the purchase price of such Subordinate Shares under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eight-five percent (85%) of the closing sales price of the Shares on the "Enrollment Date" (as such term is defined in the Company ESPP) by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the Subordinate Shares on the "Exercise Date" (as such term is defined in the Company ESPP). As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company ESPP appropriate notice setting forth such participants' rights pursuant thereto and that the then existing purchase rights under the Company ESPP shall continue in effect as provided herein. Parent agrees to file a registration statement on Form S-8 for the Assumed Purchase Rights and the Subordinate Shares issuable pursuant to such Assumed Purchase Rights as soon as reasonably practicable after the Effective Time. It is intended that the Assumed Purchase Rights shall qualify following the Effective Time as qualified stock options under Section 423 of the Code to the extent that the Assumed Purchase Rights qualified as such immediately prior to the Effective Time and to the extent permitted under applicable law. If the Toronto Stock Exchange or the Montreal Stock Exchange prohibits the sale of Subordinate Shares under the Assumed Purchase Rights, then the "Exercise Date" shall be deemed to be the Closing Date and the then existing purchase rights under the Company ESPP shall terminate at the Effective Time, and Parent shall have no liability or obligation under this Section 2.6(b).

            (c) Except as specifically provided in Sections 2.6(a) and 2.6(b), the Option Plans and the ESPP (collectively, the "STOCK PLANS") shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option and no participant in any of the Stock Plans shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation.

            Section 2.7.  Exchange of Certificates.

            (a) Exchange Agent. As required from time to time as of or after the Effective Time of the Merger, Parent shall deposit the Merger Consideration with the Exchange Agent for the benefit of the holders of Shares and for exchange in accordance with this Article II.

            (b) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, but in any case within 10 business days thereafter, the Exchange Agent shall mail to each holder of an outstanding certificate(s) which prior thereto represented Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate(s) to such Exchange Agent), and (ii) instructions for use in effecting the surrender of the certificate(s) for the Merger Consideration. Upon surrender to the Exchange Agent of such certificate(s) for cancellation, together with such letter of transmittal, the holder of such certificate(s) shall be entitled to a certificate(s) representing the number of whole Subordinate Shares and/or the amount of cash, if any, into which the aggregate number of Shares previously represented by such certificate(s) surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificate(s) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of any certificate(s) representing Shares and if such certificate(s) is presented to the Company for transfer, it shall be cancelled against delivery of a certificate(s) for Subordinate Shares and/or cash as hereinabove provided. If any certificate(s) for such Subordinate Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate(s) for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of a certificate(s) for such Subordinate Shares in a name other than that of the registered holder of the certificate(s) surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7(b), each certificate for Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional Subordinate Share.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Subordinate Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered certificate(s) for Shares with respect to the Subordinate Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.7(e) until the surrender of such certificate(s) in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate(s), there shall be paid to the holder of the certificate(s) representing whole shares of Subordinate Shares issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional Subordinate Share to which such holder is entitled pursuant to Section 2.7(e) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole Subordinate Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Subordinate Shares.

            (d) No Further Ownership Rights in Shares. All Subordinate Shares issued and cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.7(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates.

            (e) No Fractional Shares.

            (i) No certificate or scrip representing fractional Subordinate Shares shall be issued upon the surrender for exchange of any certificate(s) representing Shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent; and

            (ii) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger who would have otherwise been entitled to receive a fraction of a Subordinate Share shall receive, in lieu thereof, an amount in cash equal to the product of such fraction and $7.00.

            (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.7 (the "EXCHANGE FUND"), which remains undistributed to the holders of the certificates representing Shares for six months after the Effective Time of the Merger, shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and except as set forth in Section 2.7(g) Parent shall remain liable for, payment of their claim for cash, Subordinate Shares, any cash in lieu of fractional Subordinate Shares and any dividends or distributions with respect to Subordinate Shares to which such holders may be entitled.

            (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Subordinate Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth on the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to Parent and Merger Sub as follows:

            Section 3.1. Organization, Standing and Corporate Power. Each of the Company and each of its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect (as defined in Section 10.1) on the Company. The Company has delivered or heretofore made available to Parent complete and correct copies of its certificate of incorporation and bylaws, and the certificate of incorporation and bylaws (or equivalent organizational documents) of its subsidiaries, in each case as amended to the date of this Agreement. Schedule 3.1 of the Company Disclosure Letter lists each jurisdiction in which the Company and its subsidiaries are duly qualified. For purposes of this Agreement, a "SUBSIDIARY" of any person means another person in which such first person, directly or indirectly, owns 50% or more of the equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least a majority of its Board of Directors or other governing body or to direct the conduct of its business and affairs, and a "material subsidiary" of the Company means those subsidiaries identified as such on Schedule 3.1 of the Company Disclosure Letter.

            Section 3.2. Subsidiaries. Schedule 3.2 of the Company Disclosure Letter lists all subsidiaries of the Company and identifies those subsidiaries which are material subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Letter, all the outstanding shares of capital stock or other ownership interests of each subsidiary of the

Company have been validly issued and are fully paid and nonassessable and, other than shares held by director nominees as required by applicable law, all such shares or ownership interests are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, liens, security interests, claims, charges or other encumbrances ("LIENS") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or equity interests). The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

            Section 3.3. Capital Structure. The authorized capital stock of the Company consists of 75,000,000 Class A Shares, 25,000,000 Class B Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (the "PREFERRED SHARES"). As of the date of this Agreement, (i) 16,095,884 Class A Shares are issued and outstanding, (ii) 2,509,425 Class B Shares are issued and outstanding, (iii) no Shares are held by the Company or by any of the Company's subsidiaries, (iv) 5,327,500 Class A Shares are reserved for issuance pursuant to the outstanding Company Stock Options (or have been issued since October 31, 1998 pursuant to the terms thereof), (v) 595,486 Class A Shares are reserved for issuance upon exercise of authorized but unissued Company Stock Options, (vi) 2,509,425 Class A Shares are reserved for issuance upon conversion of outstanding Class B Shares and 0 Class B Shares are reserved for issuance upon outstanding Class A Shares, (vii) 250,000 Class A Shares are reserved for issuance under the ESPP and (viii) no shares of Preferred Stock are issued, reserved for issuance or outstanding. Except as set forth in the preceding sentence, no shares of capital stock or other equity or voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all Shares which may be issued pursuant to the Stock Plans will, when issued, be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than the outstanding Shares and Shares issuable pursuant to the Stock Plans, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of the Company or any of its subsidiaries or any securities of the type described in the two immediately preceding sentences. To the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any subsidiary of the Company.

            Section 3.4. Authority; Noncontravention. (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below) required in connection with the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The Merger requires the approval by the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class (the "COMPANY STOCKHOLDER APPROVAL"), which approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve the Merger and this Agreement and the transactions contemplated hereby.

            (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, except for the Company Stockholder Approval in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, and general equitable principles.

            (c) Except as set forth in Schedule 3.4(c) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries or (ii) subject to the governmental filings and other matters referred to in Section 3.4(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            (d) No consent, approval, franchise, order, license, permit, waiver or authorization of, or registration, declaration or filing with or exemption, notice, application, or certification by or to (collectively, "CONSENTS") any federal, state or local government or any arbitral panel or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, department, bureau, commission or agency, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the documents referred to in
Section 1.2 in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business,
(ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) the filing with the Securities and Exchange Commission
("SEC") of a proxy statement relating to the Company Stockholder Approval (as amended or supplemented from time to time, the "PROXY STATEMENT") and such reports under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (iv) such other Consents of Governmental Entities that are not "federal" (within the meaning of the following sentence) as to which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, unless the context otherwise requires any reference to "FEDERAL" includes any federal or national government or multi-national organization or body, and any reference to "STATE" includes any state or provincial government.

            (e) The Board of Directors has taken all requisite action to approve for purposes of Section 203 of the DGCL the Voting Agreements, the acquisition of Shares pursuant to the Voting Agreements, any acquisition of Shares not prohibited by the terms of the Confidentiality Agreement (as defined in Section 5.9), as modified by Section 5.8, and the other transactions contemplated by this Agreement and the Voting Agreements so that the restrictions on business combinations provided by Section 203 of the DGCL will not apply to Parent and its affiliates.

            Section 3.5. SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) The Company has filed, and has heretofore made available to Parent true and complete copies of, all required reports, schedules, forms, exhibits and other documents filed with the SEC since August 1, 1997 (the "SEC DOCUMENTS") and provincial securities commission in Canada (the "CANADIAN DOCUMENTS"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and the Canadian Documents complied in all material respects with the requirements of the Canadian securities laws applicable to such Canadian Documents. Except to the extent that the information contained in any SEC Document or Canadian Document has been revised or superseded by an SEC Document or Canadian Document, as applicable, filed subsequently thereto but prior to the date hereof, none of the SEC Documents or the Canadian Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The financial statements of the Company included in the SEC Documents complied as to form in all material respects with accounting requirements and the published rules and regulations of the SEC applicable at such time with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).

            (c) Except as set forth in the SEC Documents, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, have not had and would not have a Material Adverse Effect.

            Section 3.6. Disclosure Documents. (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed by Parent with the SEC in connection with the issuance of Subordinate Shares in the Merger (the "FORM F-4"), will (except to the extent revised or superseded by amendments or supplements contemplated hereby) at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting (including any adjournments or postponements thereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

            Section 3.7. Property; Sufficiency of Assets. The Company and its subsidiaries (a) have good and valid title to all material property reflected in the latest audited financial statements included in the SEC Documents as being owned by the Company and its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except (i) statutory Liens securing payments not yet due and (ii) such imperfections or irregularities of title or Liens as do not affect the use of the properties or assets subject thereto, or affected thereby in any material respect, or otherwise materially impair business operations at such properties, and (b) are collectively the lessee of all material property reflected as leased in the latest audited financial statements included in the SEC Documents (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder in any material respect by the lessee or the lessor. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased property that is tangible personal property is in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended.

            Section 3.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents, during the period from July 31, 1998 through the date hereof, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there is not and has not been:

            (a) any event, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would have a Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its subsidiaries, except for dividends paid in the ordinary course by a wholly owned subsidiary of the Company to its parent, or for repurchases from employees following their termination pursuant to the terms of their existing stock option or purchase agreements;

            (c) any adjustment split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

            (d) any amendment of the Company's or any of its subsidiaries' certificate of incorporation or by laws or similar governing documents;

            (e) (i) any granting by the Company or any of its subsidiaries to any current or former director, officer or employee of the Company or any of its subsidiaries of any material increase in compensation or benefits, except for grants to employees who are not officers or directors in the ordinary course of business consistent with past practice, (ii) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay (including the acceleration in the vesting of Shares (or other property) or the provision of any tax gross-up), or (iii) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer or employee;

            (f) any change in accounting methods, principles or practices by the Company or any of its subsidiaries;

            (g) any amendment, waiver or modification of any material term of any outstanding security of the Company or any of its subsidiaries;

            (h) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any material indebtedness for borrowed money or other material obligations, or any creation or assumption by the Company or any of its subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practice, but in no event with respect to assets with a value of, or obligations in an amount of, more than $2,000,000 for any one transaction or $5,000,000 in the aggregate;

            (i) any making of any loan, advance or capital contributions to or investment in any person other than in the ordinary course of business consistent with past practice, but in no event in the amount of more than $1,000,000 for any one transaction or $5,000,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

            (j) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business on behalf of the Company or any of its subsidiaries of more than $1,000,000 for any transaction or $5,000,000 for any series of transactions, other than short-term supply contracts and purchase orders in the ordinary course of business consistent with past practice;

            (k) any acquisition or disposition of any assets or any merger or consolidation with any person on behalf of the Company or any of its subsidiaries of more than $500,000 for any transaction or $5,000,000 for any series of transactions;

            (l) any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by the Agreement; or

            (m) any agreement, commitment, arrangement or undertaking by the Company or any of its subsidiaries to perform any action described in clauses
(a) through (l).

            Section 3.9. Litigation. There is no action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that, individually or in the aggregate, has resulted in or would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

            Section 3.10. Compliance with Laws, Etc. The conduct by the Company and its subsidiaries of their business is in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, applicable to their businesses or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect, impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            Section 3.11. Absence of Changes in Stock or Benefit Plans. Except as required under this Agreement, during the period from April 30, 1998 through the date hereof, there has not been (a) any acceleration, amendment or change of the period of exercisability or vesting of any Company Stock Options under the Option Plans (including any discretionary acceleration of the exercise periods or vesting by the Board of Directors or any committee thereof or any other persons administering an Option Plan) or authorization of cash payments in exchange for any Company Stock Options under any of such Option Plans or any rights under the Company ESPP, other than such actions taken in the ordinary course of business consistent with past practice with respect to Company Stock Options or rights under the Company ESPP held by non-officer employees of the Company or its subsidiaries, (b) any adoption or material amendment by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by the Company or any of its subsidiaries (collectively, "BENEFIT PLANS"), except as required by law, or (c) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plans which would increase materially the expense of maintaining such Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended on April 30, 1998. Except as expressly contemplated hereby, and except as otherwise specified in employment agreements to which Merger Sub is a party entered into in connection with the Merger and effective at the Effective Time, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, or cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company.

            Section 3.12. ERISA Compliance. (a) For purposes of this Agreement, the following definitions apply: "CONTROLLED GROUP LIABILITY" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Plans (defined below); "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA AFFILIATE" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 (b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

            (b) Schedule 3.12(b) of the Company Disclosure Letter includes a complete list of all material employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute ("PLANS"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and fringe benefit plans, programs or agreements, including, without limitation, plans, programs and agreements that are not subject to ERISA and do not cover employees within the United States.

            (c) With respect to each Plan, the Company has made available to Parent and Merger Sub a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent

Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any;
(iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination, opinion, notification or advisory letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered to Parent and Merger Sub or as required by law, there are no amendments to any Plan or any new Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or adopt or approve any new Plan.

            (d) Schedule 3.12(d) identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLANS"). The Internal Revenue Service has issued a favorable determination, opinion, notification or advisory letter with respect to each Qualified Plan that has not been revoked or has remaining a sufficient period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, and, to the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Code Section 501(c)(9).

            (e) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the SEC Documents.

            (f) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. To the Company's knowledge, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan. There is no Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

            (g) There is no Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

            (h) No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN").

            (i) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate of the Company has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

            (j) The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for (a) health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar laws or regulations; (b) death or disability benefits under any of the Benefit Plans; (c) benefits arising in connection with a separation or severance program, plan or arrangement; and (d) life insurance benefits for any employee of the Company who dies while in service with the Company.

            (k) All Plans covering foreign employees of the Company comply in all material respects with applicable local law and are fully funded and/or book reserved to the extent applicable.

            (l) No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and to the Company's knowledge there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Company and its subsidiaries has complied with the Worker Adjustment and Retraining Notification Act.

            (m) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

            Section 3.13. Tax Matters. Except as reflected in the SEC Documents:

            (a) Each of the Company and each of its subsidiaries has timely filed all tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. Each of the Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all taxes for which no return was required to be filed, except where a failure to do so would be immaterial.

            (b) No income tax return or other material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith by appropriate proceedings and which have been reserved against in accordance with GAAP. No issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The United States federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended April 30, 1997.

            (c) No liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

            (d) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), except for customary arrangements relating to property taxes and sales taxes in leases and other agreements entered into in the ordinary course of business.

            (e) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, Option Plan, Benefit Plan, program, arrangement or understanding currently in effect.

            (f) Except in connection with employment agreements referred to in the last sentence of Section 3.11 and entered into in connection with this transaction, no amount or other entitlement that could be received (whether in cash or property or the vesting of property) in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

            (g) As used in this Agreement, "TAXES" shall include all federal, state and local, domestic and foreign, income, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, and all interest, penalties and additions to tax with respect to any of the foregoing.

            Section 3.14. Debt Instruments. Schedule 3.14 of the Company Disclosure Letter contains a list of (i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. Except as set forth in Schedule 3.14 of the Company Disclosure Letter, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Schedule 3.14 of the Company Disclosure Letter, shall not require a notice period of more than thirty days). For purposes of this Section, "INDEBTEDNESS" shall mean, with respect to any person (defined below), without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person. "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

            Section 3.15. Insurance. The Company and its subsidiaries are covered by currently effective insurance policies issued in favor of the Company that are customary for companies engaged in a similar business of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. Schedule 3.14 of the Company Disclosure Letter identifies all property, general liability and casualty insurance policies which currently insure the Company or any of its subsidiaries or any of their respective properties or assets. The Company has not been advised in writing, and has no knowledge, of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its existing insurance policies. The Company has not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Com-pany and its subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or its subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

            Section 3.16. Labor Matters. Except as disclosed in the SEC Documents, (a) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (b) neither the Company nor any of its subsidiaries is the subject of any proceeding asserting that it or any of its subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving the Company or any of its subsidiaries pending or, to the Company's knowledge, threatened; (d) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (e) to the knowledge of the Company, no grievance is pending or threatened against the Company or any of its subsidiaries; and (f) neither the Company nor any of its subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

            Section 3.17. Business Relationships; No Restrictive Agreements.

            (a) The relationships of the Company and its subsidiaries with its customers, distributors, licensors, designers and suppliers are satisfactory in all material respects. Schedule 3.17(a) identifies the customers of the Company that accounted for not less than 80% of the Company's gross revenues for the fiscal year ended April 30, 1998, and sets forth the gross revenues attributable to each such customer, by fiscal quarter, for the two fiscal years ended April 30, 1998. No customer identified on Schedule 3.17(a) has advised any executive officer of the Company or either of Jim Williams or Michael O'Rouke that such customer intends to terminate or alter materially and adversely its relationship with the Company, or has terminated or so altered its relationship since August 1, 1998.

            (b) Except as set forth in Schedule 3.17(b) of the Company Disclosure Letter and except for this Agreement and the other agreements contemplated hereby, neither the Company nor any of its subsidiaries is a party to, or bound by, any material agreement (as defined below) of any kind to be performed in whole or in part after the Effective Time. For purposes of this Agreement, the term "MATERIAL AGREEMENT", as used in relation to the Company, shall mean any agreement that (i) involves the payment by the Company or any of its subsidiaries, subsequent to the date of this Agreement and for so long as such contract is in effect, of more than $1,000,000 and is not terminable at will by the Company and its subsidiaries without material penalty, (ii) is referred to in Schedule 3.14 of the Company Disclosure Letter, (iii) has a remaining term of more than twelve months and involves the payment or receipt by the Company of more than $250,000 annually, (iv) requires the Company or a subsidiary thereof to make any payment to any person as a result of (A) the execution and delivery of this Agreement or (B) the consummation of the Merger, (v) limits the freedom of the Company or any subsidiary or affiliate to compete in any line of business or with any person in any geographic area or which would so limit the freedom of the Company or any of its subsidiaries or affiliates after the date of the consummation of the Merger or (vi) is described in paragraphs (b)(3), (b)(4),
(b)(9) or (b)(10) of Item 601 of Regulation S-K of the SEC. Except as set forth in Schedule 3.17(b) of the Company Disclosure Letter, there is no breach in any material respect of or any material default under, and there are no facts which with notice or the passage of time or both would constitute a breach in any material respect or material default under, or give rise to any right of termination, material amendment or cancellation by any third party, or acceleration of any obligation to be performed by any party under, in each case whether as a result of the consummation of the transactions contemplated hereby or otherwise, any material agreement.

            Section 3.18. Patents, Trademarks, Etc.

            (a) Schedule 3.18 of the Company Disclosure Letter identifies all registered trademarks, copyrights and patents owned by the Company and its subsidiaries as of the date hereof. The Company and its subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information which are material to and/or necessary for the conduct of the business of the Company and its subsidiaries (collectively, the "INTELLECTUAL PROPERTY").

            (b) Excluding software that is generally available in the commercial market, Schedule 3.18(b) of the Company Disclosure Letter describes the material licenses for Intellectual Property held by the Company or any of its subsidiaries. Neither the Company nor its Subsidiaries is in breach in any material respect or in material default under any such license and there are no facts which with notice or the passage of time or both would constitute a breach in any material respect or material default under, or give rise to any third party's right of termination, material amendment or cancellation, whether as a result of the consummation of the transactions contemplated hereby or otherwise, any such license.

            (c) The conduct of the business by the Company and its subsidiaries, as currently carried on by the Company, including the use of the Intellectual Property, does not materially infringe upon or breach the Intellectual Property, domestic or foreign, of any other person and none of the Company or its subsidiaries has received any written allegation of any such material infringement.

            Section 3.19. Interests of Officers and Directors. Except as disclosed in the SEC Documents, none of the Company's or any of its subsidiaries' officers or directors or any of their respective affiliates (other than the Company or any of its subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or its subsidiaries, or any supplier, distributor or customer of the Company or its subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with the Company or any of its subsidiaries required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

            Section 3.20. Environmental Matters.

            (a) The following definitions shall apply to this Section:

            (i) "ENVIRONMENTAL CLAIMS" shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, costs of compliance or remediation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include
      (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent relating to Environmental Claims or Environmental Conditions,
      (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to Environmental Laws, (vi) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, and (vii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

            (ii) "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources, soil, surface water, ground water, or ambient air, relating to or arising out of the use, storage, treatment, transportation, release, disposal, dumping or threatened release of Hazardous Substances.

            (iii)"ENVIRONMENTAL LAWS" shall mean all applicable federal, state, district and local laws, domestic and foreign, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued to or entered into by the Company or any of its subsidiaries pursuant thereto, relating to pollution or protection of the environment (e.g., ambient air, surface water, ground water, or soil). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the

      Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws, rules, regulations or ordinances promulgated or issued by any foreign, federal, state or other Governmental Entity.

            (iv) "ENVIRONMENTAL REPORTS" shall mean any and all written analyses, audits, assessments, summaries or explanations, in the possession or control of the Company or any subsidiary, of (a) any Environmental Conditions in, on or about the Properties (as defined below) of, or any property or facility formerly owned, leased or operated by, the Company or any of its subsidiaries or (b) the Company's or any such Subsidiary's compliance with Environmental Laws.

            (v) "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials subject to regulation, control or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, and solvents.

            (b) Except as set forth in Schedule 3.20 of the Company Disclosure Letter, (i) to the knowledge of the Company, the Company and each of its subsidiaries possess all permits or licenses required for their operation under the Environmental Laws and are currently in material compliance with all applicable Environmental Laws, including, without limitation, all permits or licenses required thereunder for their operations other than, in each case, any failure which would not, individually or in the aggregate, have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received any written notice that the Company or any such subsidiary is not in material compliance with, or is in material violation of, any such Environmental Laws which violation has not been cured or for which there is any remaining liability; (iii) there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries and to the knowledge of the Company, neither the Company nor any of its subsidiaries has any material liability or any present cleanup or remediation obligation, under any Environmental Law; (iv) to the knowledge of the Company, no underground storage tank for Hazardous Substances as would result in any Environmental Claims against the Company, no PCBs, and no asbestos containing material is currently located at or on any of the properties or facilities owned, leased or operated by the Company or any of its subsidiaries (the "PROPERTIES"); and (v) to the knowledge of the Company, there have been no releases of Hazardous Substances on, upon or into the Properties or on or at any property at or to which the Company or its subsidiaries may have transported or arranged for the transport of Hazardous Substances. In addition, complete copies of the Environmental Reports have been made available to Parent and Merger Sub and a list of all such Environmental Reports is set forth in Schedule 3.20 of the Company Disclosure Letter.

            Section 3.21. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a stockholder rights plan or similar agreement. No provision of the certificate of incorporation, bylaws or other governing instruments of the Company or any of its subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or of Parent or any of its subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

            Section 3.22. Year 2000 Compliance.

            (a) As used herein, "YEAR 2000 COMPLIANT", means that Systems will function correctly, in the following manner, when dealing with dates/times and date/time related data prior to, during and after the calendar year 2000:

                  (i) the Systems shall, when processing date/time data from, into, in and between the 20th and 21st centuries, and the years 1999 and 2000, and performing leap year calculations, accurately process such date/time data (including, without limitation, accurately inputting, outputting, extracting, displaying, calculating, comparing, sorting and sequencing such data), and shall not, as a result of the processing of such data, (A) create any logical or mathematical error or inconsistency, (B) malfunction or (C) cease to function; and

                  (ii)the Systems shall accurately process the date/time data exchanged with the information technology systems of all Company customers and suppliers, provided that the information technology systems of such Company customers and suppliers properly exchange date/time data with the Systems;

and "SYSTEMS" means computer systems, hardware, equipment and peripherals and all computer software and files, and all process controls, environmental controls and any other systems which employ, store or process date/time information in electronic form.

            (b) The Company has preliminarily evaluated its level of exposure to the risks and costs associated with problems relating to Year 2000 compliance and is currently in the process of updating its information systems to be Year 2000 compliant. The Company expects its information systems to be Year 2000 compliant by the end of fiscal 1999 and expects to spend a total of $4 million to $5 million on the project, a portion of which would relate to newly purchased systems and would be capitalized. When the project is successfully completed, the Company anticipates no material disruptions in the manufacturing services it provides to its customers as a result of Year 2000 compliance problems. The Company has not assessed the status of Year 2000 compliance by its compliance of major distributors, suppliers, customers or vendors, or financial services organizations with which the Company interacts.

            Section 3.23. Brokers. No broker, investment banker, financial advisor or other person, other than BT Alex. Brown Incorporated ("BT ALEX. BROWN") which has been engaged as financial advisor, the fees and expenses of which will be paid by the Company (and copies of whose engagement letters and a calculation of the fees that would be due thereunder have been provided to Parent and Merger Sub), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. No such engagement letters obligate the Company to continue to use their services or pay fees or expenses in connection with any future transaction.

            Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of BT Alex. Brown, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of the Shares is fair to such holders from a financial point of view. A signed copy of the written opinion will be delivered to Parent promptly upon receipt by the Company.

            Section 3.25. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the Merger.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub represent and warrant to the Company as follows:

            Section 4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or be in good standing individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent has made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Merger Sub, in each case as amended to the date hereof.

            Section 4.2. Authority; Noncontravention. (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

            (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles.

            (c) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(d), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or any other subsidiary of Parent or their respective properties or assets other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect, (y) impair in any material respect the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or (z) prevent or materially delay consummation of any of the transactions contemplated by this Agreement.

            (d) No Consent of any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for

(i) the filing of the documents referred to in Section 1.2 in accordance with the DGCL and similar documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a premerger notification and report form under the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and Canadian federal and provincial securities laws, and (iv) such other Consents as to which the failure to obtain or make would not have a Material Adverse Effect.

            Section 4.3. SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) Parent has filed, and made available to the Company true and complete copies of, all required reports, schedules, forms, statements, exhibits and other documents filed with the SEC since June 29, 1998 (the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable to foreign private issuers with respect thereto, have been prepared in accordance with Canadian generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules applicable to foreign private issuers) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            (c) Except as set forth in the SEC Documents, Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, have had or would have a Parent Material Adverse Effect.

            Section 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form F-4, will (except to the extent revised or superseded by amendments or supplements), at the time the Form F-4 is filed with the SEC, or will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the time the Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting (including any adjournments or postponements thereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form F-4.

            Section 4.5. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, during the period from July 1, 1998 through the date hereof, Parent has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been (i) any Material Adverse Change; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to Parent's capital stock or any repurchase, redemption or other acquisition by Parent of any outstanding shares of its capital stock except for repurchases from employees following their termination of employment pursuant to the terms of their existing stock option or purchase agreements; (iii) any adjustment split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; (iv) any amendment, waiver or modification of any material term of any outstanding capital stock of Parent; (v) any incurrence, assumption or guarantee by Parent of any material indebtedness for borrowed money or other material obligations, other than in the ordinary course of business consistent with past practice; or (vii) any condition, event or occurrence which, individually or in the aggregate, would have a Material Adverse Effect.

            Section 4.6. Interim Operations of Merger Sub. Merger Sub was formed on October 30, 1998 solely for the purposes of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            Section 4.7. Capital Structure. The authorized capital stock of Parent consists of an unlimited number of Subordinate Shares, an unlimited number of Multiple Voting Shares and an unlimited number of Preference Shares, issuable in series. As of the date of this Agreement, (i) 47,416,800 Subordinate Shares and 19,532,975 Multiple Voting Shares are issued and outstanding, (ii) 4,086,918 Subordinate Shares are reserved for issuance pursuant to outstanding stock options under Parent employee benefit plans ("PARENT PLANS") (or have been issued since October 31, 1998 pursuant to the terms thereof) and 7,067,105 Subordinate Shares are reserved for issuance upon exercise of authorized but unissued stock options under Parent Plans, (iii) 19,532,975 Subordinate Shares are reserved for issuance upon conversion of outstanding Multiple Voting Shares and (iv) no Preference Shares are issued, reserved for issuance or outstanding. Except as set forth above, and except as contemplated by the parenthetical in clause (ii), no shares of capital stock or other equity or voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all Subordinate Shares which may be issued pursuant to the Parent Plans will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Other than the Subordinate Shares issuable in the Merger and the capital stock described in the second sentence of this Section 4.7, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for repurchases of employee Subordinate Shares upon termination of employment in accordance with Parent Plans, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of Parent or any securities of the type described in the two immediately preceding sentences.

            Section 4.8. Litigation. There is no action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent that, individually or in the aggregate, has resulted in or would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against Parent or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect.

            Section 4.9. Compliance with Laws, Etc. The conduct by Parent and its subsidiaries of their business is in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees, applicable to their businesses or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect, impair in any material respect the ability of Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            Section 4.10. Financing. Parent has, and will make available to Merger Sub, sufficient funds available to purchase the Shares pursuant to this Agreement.

            Section 4.11. Brokers. No broker, investment banker, financial advisor or other person other than Onex Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

            The Company agrees that:

            Section 5.1. Conduct of Business. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their business in the ordinary course of business in substantially the same manner as heretofore conducted and, to the extent consistent therewith, endeavor in good faith to preserve intact their current business organizations, keep available the services of their current officers and employees (as a group) and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the foregoing, other than as set forth in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, except as contemplated by this Agreement or with the prior written approval of Parent:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities other than repurchases from employees following their termination pursuant to the terms of their existing stock option and purchase agreements;

            (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options, including Company Stock Options, to acquire, any such shares, voting securities or convertible securities (other than the issuance of (i) Class A Shares upon the exercise of Company Stock Options or the conversion of Class B Shares, in each case outstanding as of the date hereof, (ii) Class B Shares upon the conversion of Class A Shares outstanding as of the date hereof, (iii) Class A Shares pursuant to the Company

ESPP and (iv) Company Stock Options issued to newly-hired employees in the ordinary course consistent with past practice);

            (c) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

            (d) other than Liens under agreements identified in Schedule 3.14 or 3.17(b) of the Company Disclosure Letter, mortgage or otherwise encumber or subject to any pledge or grant any security interest in, or, except in the ordinary course of business consistent with past practice sell, lease, license, transfer or otherwise dispose of, any properties or assets;

            (e) incur, assume, guarantee or become obligated with respect to any indebtedness (as defined in Section 3.14) other than drawings on existing revolving credit facilities listed in Schedule 3.14 of the Company Disclosure Letter, or guarantee or become obligated with respect to any material obligations of third parties other than in the ordinary course of business and consistent with past practice;

            (f) make or agree to make any new capital expenditures or acquisitions of assets or property or other acquisitions or commitments in excess of $2,500,000 individually or $7,500,000 in the aggregate;

            (g) make any material tax election or take any material tax position (unless required by law) or change its fiscal year or accounting methods, policies or practices (except as required by changes in GAAP) or settle or compromise any material income tax liability;

            (h) make any loan, advance or capital contributions to or investment in any person (other than a subsidiary of the Company) other than in the ordinary course of business consistent with past practice, but in no event in the amount (to persons other than subsidiaries) of more than $500,000 for any one transaction or $500,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

            (i) modify or amend in any manner that is materially adverse to the Company, or terminate, any material agreement or any confidentiality agreement entered into by the Company or any subsidiary in the ordinary course of business, or release or waive any material rights or claims, or modify or amend in any manner adverse to the Company, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

            (j) except for "one-off" arrangements with individual non-executive officer employees for future severance or bonus payments in amounts and on terms consistent with past practice and offered by the Company pursuant to its endeavors described in the first sentence of Section 5.1, and except for the grant of options to purchase up to 100,000 Shares in the aggregate (with options to purchase not more than 10,000 Shares granted to any individual) pursuant to the Option Plans (at an option price not less than the fair market value on the date of grant), (i) provide to any current or former director, officer or employee of the Company or any of its subsidiaries any material increase in compensation or benefits or any severance payment or other benefit not required under the terms of an existing Plan, except for employees who are not officers or directors in the ordinary course of business consistent with past practice,
(ii) grant to any such director, officer, or employee any increase in severance or termination pay (including the acceleration in the exercisability of Company Stock Options or in the vesting of Shares (or other property)), or (iii) enter into any employment, deferred compensation, severance or termination agreement or arrangement with or for the benefit of any such current or former director, officer, or employee; or

            (k) authorize any of, or commit or agree to take any of, the foregoing actions.

            Section 5.2. Company Stockholders Meeting.

            (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Company will, through its Board of Directors, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, and such recommendation shall be included in the Proxy Statement, unless, in either case, the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in accordance with Section 5.7. Also, unless the Board of Directors of the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in accordance with Section 5.7, in connection with the Company Stockholders Meeting the Company will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby; a copy of the opinion referred to in Section
3.25 shall be included in the Proxy Statement notwithstanding any withdrawal or modification of such recommendation, provided that the Proxy Statement may also include such additional disclosure regarding such opinion as BT Alex. Brown may reasonably request. The Company will comply in all material respects with all legal requirements applicable to the Company Stockholders Meeting. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects (with respect only to information supplied by Parent or Merger Sub).

            (b) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement, and otherwise will render reasonable assistance to Parent in the solicitation of proxies by Parent in favor of approval of this Agreement and the Merger.

            Section 5.3. Letter of the Company's Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

            Section 5.4. Access to Information. From the date hereof until the Effective Time or the termination of this Agreement, the Company will give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access (during normal business hours and upon reasonable notice) to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, customers and suppliers, and books and records of the Company and its subsidiaries (including to perform any environmental studies), will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may request, will furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws and will instruct the Company's and its subsidiaries' employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the subsidiaries, including, without limitation, in connection with Parent's obtaining title reports, surveys, environmental reports and similar reports or studies with respect to properties owned or leased by the Company or its subsidiaries, and will exercise all reasonable efforts to obtain from landlords such estoppel certificates as Parent may request.

            Section 5.5. [Intentionally Omitted].

            Section 5.6. Cooperation in Arrangements with Lenders. The Company shall, and shall cause its subsidiaries to, cooperate with and assist Parent and its professionals and advisors in arranging for the prepayment at the Effective Time of all indebtedness (as defined in Section 3.14) of the Company and its subsidiaries that Parent identifies to the Company it elects to prepay and otherwise ensuring that no "Default" or "Event of Default" (under and as defined in the Credit Agreement dated as of July 7, 1998 among Parent and certain of its subsidiaries, various financial institutions party thereto as lenders and The Bank of Nova Scotia, as Administrative Agent) shall occur by virtue of the Surviving Corporation becoming a wholly-owned indirect subsidiary of Parent at the Effective Time, and shall provide whatever other assistance and cooperation Parent and its professionals and advisors might reasonably request in connection with any of the foregoing.

            Section 5.7. No Solicitation.

            (a) The Company and its subsidiaries will not, and will not permit any of its officers, directors, advisors, agents, employees, representatives or other intermediaries to, directly or indirectly, (i) solicit, initiate, encourage or knowingly take any action to facilitate the initiation or submission of any inquiries, requests for information, proposals or offers from any person relating to (x) any acquisition or purchase of all or a material amount of assets (other than the purchase in the ordinary course of products manufactured by the Company) of, or any equity interest in, the Company (other than pursuant to the provisions of the Stock Plans) or any of its subsidiaries or any merger, consolidation, tender offer (including a self tender offer), exchange offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or (y) knowingly and with the intention of preventing the Merger, any other transaction (any of the foregoing inquiries, proposals, offers or transactions being referred to herein as an "ACQUISITION PROPOSAL") or agree to or endorse any Acquisition Proposal, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing (other than the disclosure of public information, and the disclosure of nonpublic information in connection with customer and supplier relationships, in each case in the ordinary course of business consistent with past practice) or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company, its officers, directors, advisors, agents, employees, representatives or other intermediaries from (A) referring any third party to this provision, (B) considering or participating in discussions or negotiations regarding a bona fide written Superior Proposal (as defined below) that was not solicited after the date of this Agreement, (C) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, if applicable, with regard to an Acquisition Proposal made in the form of a tender offer or exchange offer by a third party, or (D) furnishing information (pursuant to a customary confidentiality agreement with non-disclosure obligations no more favorable to the party receiving information than the Confidentiality Agreement is as to Parent) in response to a bona fide unsolicited Superior Proposal. If the Board of Directors, after consultation with the Company's outside counsel and financial advisor, determines in good faith that it is required by its fiduciary responsibilities to approve or recommend a Superior Proposal, then (i) the Company may enter into a Qualifying Agreement, (ii) the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may approve and recommend the Superior Proposal and (iii) the Board of

Directors may use reasonable commercial efforts to obtain the necessary approvals by its stockholders of the Superior Proposal, provided that, if permitted by applicable law and in any event other than in the case of a tender offer or an exchange offer, that it shall not submit the Superior Proposal to holders of Shares for approval unless it has previously submitted or concurrently submits this Agreement and the Merger for such approval. Notwithstanding any Superior Proposal or other Acquisition Proposal, or any determination by the Board of Directors with respect to a Superior Proposal or other Acquisition Proposal, the Board of Directors shall be required to submit this Agreement and the Merger to the holders of Shares for approval unless this Agreement is terminated pursuant to Section 9.1 prior to the date set for the Company Stockholders Meeting (or any adjournment or postponement thereof). As used herein (x) the term "SUPERIOR PROPOSAL" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or an exchange offer for not less than 75% of the shares of capital stock of the Company, a merger or the acquisition of all or substantially all of the Company's assets that, in any case, the Board of Directors determines in its good faith judgment (after consultation with its outside counsel and financial advisor) to offer greater consideration and be more favorable to the holders of Shares than the Merger and
(y) the term "QUALIFYING AGREEMENT" means a merger, purchase, reorganization or similar agreement for a Superior Proposal that (A) terminates automatically upon receipt, if any, of Company Stockholder Approval of this Agreement and the Merger, (B) provides that there shall be no liability or obligation of the Company upon or following termination thereof as a result of the receipt by the Company of Company Stockholder Approval of this Agreement and the Merger and (C) does not provide for the payment of any expenses of, or the transfer or issuance of any assets or securities to, the party making the Superior Proposal (or any affiliate of such party) except upon consummation of the Superior Proposal. The terms of a Qualifying Agreement shall not require the Company not to perform or comply with any provision of this Agreement except insofar as such provisions would otherwise restrict entry into the Qualifying Agreement, recommendations to and solicitations of stockholders in connection with the Superior Proposal that is the subject of the Qualifying Agreement, or consummation of such Superior Proposal.

            (b) The Company shall promptly notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company by any third party in connection with an Acquisition Proposal or for access to the properties, books or records of the Company that informs the Board of Directors of the Company that such third party is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact and, unless precluded by the terms of a confidentiality agreement, the identity of the offeror.

            Section 5.8. Certain Agreements. The Company will not fail to enforce any standstill agreement to which it is a party, except that the Company hereby waives the provisions of the Confidentiality Agreement (defined in Section 5.9) with respect to this

Agreement and the transactions contemplated hereby, including, without limitation, the Voting Agreements and the exercise of Parent's and Merger Sub's rights thereunder.

            Section 5.9. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, the Company will hold, and will use its reasonable commercial efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, any and all information received from Parent, directly or indirectly, in confidence in accordance with the non-disclosure agreement entered into between the Parent and Company dated July 23, 1998 (the "CONFIDENTIALITY AGREEMENT"). The provisions of section (7) of the Confidentiality Agreement shall terminate upon the earliest to occur of (a) the twenty-second business day after the filing of Parent's
Schedule 13-D under the Exchange Act relating to this Agreement, (b) the filing of a Schedule 13-D by any person other than Parent and/or its affiliates and (c) an Acquisition Proposal for a Company Acquisition that does not include a tender offer being publicly announced or confirmed by the party making the Acquisition Proposal, provided that, with respect to clauses (b) and (c), not earlier than the fourth business day after the filing of a Schedule 13-D by Parent with respect to this Agreement. The references to "business days" and time periods in this Section 5.9 shall be calculated in accordance with the rules and regulations promulgated under Section 14(d) of the Exchange Act.


                                   ARTICLE VI

                               COVENANTS OF PARENT

            Parent agrees that:

            Section 6.1. Access to Information. From the date hereof until the Effective Time, Parent will give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access (during normal business hours and upon reasonable notice) to the officers, accountants, auditors, counsel and other representatives of Parent and its subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial, operating and property related data and other information as such persons may reasonably request under the circumstances, will furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by Parent during such period pursuant to the requirements of federal or state securities laws and will instruct Parent's and its subsidiaries' counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and the subsidiaries. Notwithstanding the foregoing, the Company shall not be entitled to (a) non-public information that Parent reasonably concludes can not or should not be disclosed to the Company for competitive reasons or applicable securities laws, (b) obtain title reports, surveys, environmental reports or similar reports or studies with respect to properties owned or leased by Parent or its subsidiaries (but the Company shall have the right to review any such reports in the possession of Parent) or (c) access to non-officer employees or customers or suppliers of Parent or its subsidiaries.

            Section 6.2. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable commercial efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

            Section 6.3. Obligations of Merger Sub. Parent will take all action, and provide all financing, necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

            Section 6.4. Voting of Shares. Each of Parent and Merger Sub agrees to vote all Shares beneficially owned by it, if any, in favor of adoption of this Agreement at the Company Stockholders Meeting.

            Section 6.5. Letter of Parent's Accountants. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a letter of KPMG, Parent's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

            Section 6.6. [Intentionally Omitted].

            Section 6.7. Director and Officer Liability. (a) From and after the consummation of the Merger, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time (copies of which have been made available to Parent) and (ii) any indemnification provisions under the Company's Restated Certificate of Incorporation or By-laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses
(i) and (ii) of this Section 6.7, together with their heirs, shall be referred to as, individually, the "INDEMNIFIED PARTY"). The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party. For six years after the Effective Time, Parent shall provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof; provided, that, in satisfying its obligation under this Section, Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Merger Sub, and if the Surviving Corporation is unable to obtain the insurance required by this Section, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

            (b) Notwithstanding anything to the contrary contained in this Agreement, from and after the date hereof, except to the extent that Parent reasonably objects the Company may enter into indemnification agreements, or amend existing indemnification agreements, with current directors and officers of the Company providing for such provisions as are customary under Delaware law.

            (c) The Indemnified Parties are intended third party beneficiaries of this Section to the extent such provisions benefit any such Indemnified Party, but the foregoing shall not limit the right of the Company and Parent to agree to any amendment or modification of such provisions prior to the Effective Time without the consent of any Indemnified Party.

                                   ARTICLE VII

                 COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

            The parties hereto agree that:

            Section 7.1. Preparation of Form F-4 and the Proxy Statement; Stockholder Meetings. Promptly following the date of this Agreement, the Company shall prepare and the Company shall file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable commercial efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable commercial efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Subordinate Shares in the Merger, and each of Parent and the Company shall furnish all information concerning the Company and the holders of the Shares and rights to acquire Shares pursuant to the Stock Plans as may be reasonably requested in connection with any such action.

            Section 7.2. HSR Act Filings; Reasonable Efforts; Notification. (a) Each of Parent and the Company shall (i) promptly make or cause to be made the filings required of such party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other foreign, federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

            (b) Each of Parent and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

            (c) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Sections 5.2 and 5.7, each of the parties agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including using reasonable commercial efforts (i) to obtain all other necessary waivers, consents and approvals from Governmental Entities and to make all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) to obtain all necessary consents, approvals or waivers from third parties, (iii) to prepare the Form F-4 and the Proxy Statement and
(iv) to repay, with funds of the Surviving Corporation, all of the Company's indebtedness contemplated by Section 5.6 at the Effective Time.

            (d) Notwithstanding anything to the contrary in Sections 7.2(a),(b) or (c), neither Parent nor any of its subsidiaries shall be required (i) to divest, or cause or permit the Company or its subsidiaries or affiliates to divest, any material portion of their respective businesses, product lines or assets; (ii) neither Parent nor Merger Sub shall be required to waive any of the conditions to the Merger set forth in Article VIII; and (iii) the Company shall not be required to take any action that would cause a condition to the Merger in
Article VIII to fail to be satisfied.

            Section 7.3. Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any Canadian securities exchange or U.S. national securities exchange or with the Nasdaq National Market. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form previously agreed to by the parties.

            Section 7.4. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who may reasonably be deemed, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable commercial efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

            Section 7.5. Stock Exchange Listing. Prior to the Closing Date, Parent shall cause the Subordinate Shares to be issued in the Merger and under the Stock Plans to be approved for listing on the Toronto Stock Exchange, Montreal Exchange and New York Stock Exchange, in each case subject to notice of issuance.

            Section 7.6. Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

            Section 7.7. Company Employee Benefits. Parent and the Company agree that, for a period of two years following the Effective Time, the Company's U.S. employees who remain employed in the U.S. by the Surviving Corporation following the Effective Time shall not have their aggregate levels of employee benefits (other than bonus plans and equity compensation plans and arrangements) materially diminished, except as part of an overall reduction in employee benefit levels by Parent and its subsidiaries. The Surviving Corporation will terminate the Company's existing bonus plan at March 31, 1999 and will implement a new bonus plan.

            Section 7.8. Tax Consequences. The parties intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The parties shall not take a position on any tax return inconsistent with this Section 7.7. Each of the parties agrees not to take any action either prior to or after the Effective Time that would cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

            Section 8.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

            (a) this Agreement shall have been approved and adopted by the holders of a majority of the outstanding Shares within the meaning and in accordance with the DGCL;

            (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

            (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or statute, rule or regulation (collectively, "RESTRAINTS") preventing the consummation of the Merger shall be in effect;

            (d) the Subordinate Shares issuable to the Company's stockholders in the Merger and under the Stock Plans shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

            (e) the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any other federal and material "blue sky" and other state securities laws applicable to the issuance of the Subordinate Shares shall have been complied with.

                  Section 8.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction of the following conditions:

                  (a) There shall not be pending any action by any Governmental Entity or any statute, rule or regulation of any Governmental Entity of competent jurisdiction (i) challenging or seeking to make, or having the effect of making, illegal or to restrain or prohibit the consummation by Parent or Merger Sub of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith, (ii) seeking to restrain or prohibit, or having the effect of restraining or prohibiting, Parent's or Merger Sub's ownership or operation (or that of their respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, or, in connection with the Merger, of Parent and its subsidiaries or affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, or, in connection with the Merger, of Parent and its subsidiaries and affiliates, (iii) seeking to impose, or having the effect of imposing, material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares (excluding statutes, rules or regulations, such as securities laws, pertaining to limitations on the acquisition, holding or disposition of securities generally), including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders,
(iv) seeking to require, or having the effect of requiring, divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) seeking to prohibit, or having the effect of prohibiting, Parent or any of its subsidiaries from effectively controlling in any material respect the business and operations of the Company.

                  (b) The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) Since the date of this Agreement, there has not been a Material Adverse Change in the Company.

                  (d) Parent shall have received the opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Parent, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent, and such other facts, representations, assumptions and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code and that each of Parent,

Sub and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

                  If the opinion referred to in this Section 8.2(d) is not delivered, such condition shall be deemed to be satisfied if Parent shall have received an opinion to such effect from Wilson Sonsini Goodrich & Rosati, P.C. or another law firm selected by the Company and reasonably acceptable to Parent. Parent will cooperate in obtaining such opinion, including, without limitation, making (and requesting from affiliates) appropriate representations with respect to relevant matters.

                  (e) Parent shall have received the agreements referred to in
Section 7.4.

                  Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the further satisfaction of the following conditions:

                  (a) Parent shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) Since the date of this Agreement, there has not been a Material Adverse Change in Parent.

                  (c) The Company shall have received the opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent and such other facts, representations, assumptions and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code and that each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  If the opinion referred to in this Section 8.3(c) is not delivered, such condition shall be deemed to be satisfied if the Company shall have received an opinion to such effect from Kaye, Scholer, Fierman, Hays & Handler, LLP or another law firm selected by Parent and reasonably acceptable to the Company. The Company will cooperate in obtaining such opinion, including, without limitation, making (and requesting from affiliates) appropriate representations with respect to relevant matters.

                                   ARTICLE IX

                                   TERMINATION

                  Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a)   by mutual written consent of the Company and Parent;

                  (b) by either Parent or the Company:

                        (i) if the Merger shall not have been consummated by
                  June 30, 1999 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                        (ii) if any Restraint having any of the effects set
                  forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; or

                        (iii)if the Stockholder Approval shall not have been
                  obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or by written consent, provided, that the Company shall have no right to terminate this Agreement prior to June 30, 1999 if the Company has materially breached the provisions of Section
                  5.2 of this Agreement; or

                  (c) by Parent if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement or failed to reconfirm its recommendation within 10 business days after a written request to do so from Parent, or approved or recommended any Superior Proposal.

                  Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto or their respective officers and directors, except as set forth in the next sentence and except that the agreements contained in Sections 5.9, 6.2, 9.2, 9.3 and Article X shall survive the termination hereof. No such termination shall relieve any of the Company, Parent or Merger Sub, as the case may be, from liability for damages arising (a) from any willful or intentional breach of this Agreement or (b) from their obligations under this Section 9.2, Section 9.3 and Article X. If this Agreement is terminated as provided herein, each party (the "REDELIVERING PARTY") upon request therefor shall redeliver all documents, work papers and other materials obtained (whether before or after execution of this Agreement) by the Redelivering Party from the requesting party in connection with the transaction contemplated hereby, together with all copies thereof in the possession of the Redelivering Party.

                  Section 9.3.  Fees and Expenses.

                  (a) Except as specifically provided in this Section 9.3, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (b) Parent and the Company shall each pay one-half of all printing costs and SEC filing fees for the Proxy Statement and the Form F-4.

                  (c) In the event that Parent terminates this Agreement pursuant to Section 9.1(c), the Company shall, upon demand, concurrently with such termination pay Parent a fee equal to $4,000,000, payable in immediately available funds (the "TERMINATION FEE"). If, at the time of any termination of this Agreement pursuant to Section 9.1(b)(iii), an Acquisition Proposal for a Company Acquisition shall have been publicly announced or confirmed and not publicly withdrawn and (x) prior to the date six months following the date of the termination of this Agreement the Company shall consummate a Company Acquisition (as hereinafter defined) or (y) prior to the date three months following the date of the termination of this Agreement the Company shall enter into a definitive agreement providing for a Company Acquisition, then the Company shall pay the Termination Fee in the case of clause (x) concurrently with the consummation of such Company Acquisition or in the case of clause (y) concurrently with the consummation of the transaction subject to such definitive agreement (whether or not such transaction is consummated prior to the date six months following the date of the termination of this Agreement); provided, however, that no Termination Fee shall be payable pursuant to this sentence if at the time the Agreement is terminated pursuant to Section 9.1(b)(iii) a Material Adverse Change with respect to Parent had occurred and had not been cured prior to the date of the Company Stockholders Meeting. "COMPANY ACQUISITION" shall mean any of the following transactions with a party other than Parent and/or its affiliates: (i) a merger, consolidation, business combination, recapitalization, or similar transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 60% of the equity interests in the surviving or resulting entity of such transaction (other than the transactions contemplated by this Agreement); (ii) a sale by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business consistent with past practice) representing in excess of 40% of the fair market value of its assets immediately prior to such sale; (iii) a sale and issuance by the Company of shares of capital stock of the Company which would, upon issuance, represent more than 40% of the outstanding shares of capital stock of the Company other than in an underwritten public offering; or (iv) the acquisition by any person or group by way of a tender offer or an exchange offer of beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1. Definitions. For all purposes of this Agreement, "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change or effect, as the case may be, caused by an act of God (or other supernatural body mutually acceptable to the parties) (including such events as fire, earthquake and typhoon) which has a catastrophic effect on the Company or Parent, as the case may be, and their respective subsidiaries taken as a whole. This definition shall have no relevance to the interpretation of any usage in this Agreement of the term "material" other than in the two phrases defined in this Section.

                  Section 10.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Parent or Merger Sub, to:

                        844 Don Mills Road
                        North York, Ontario M3C 1V7
                        Canada
                        Telecopy: (416) 448-5454
                        Attention: Chief Financial Officer

                  with a copy to:

                        Kaye, Scholer, Fierman, Hays & Handler, LLP
                        425 Park Avenue
                        New York, New York  10022
                        Telecopy:  (212) 836-8689
                        Attention:  Joel I. Greenberg and Lynn Toby Fisher
                  if to the Company, to:

                        2222 Qume Drive
                        San Jose, California 95131
                        Telecopy:  (408) 922-2727
                        Attention: Chief Financial Officer

                  with a copy to:

                        Wilson, Sonsini, Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Telecopy: (650) 493-6811
                        Attention: Jeffrey D. Saper and Marty Korman

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

                  Section 10.3. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

                  Section 10.4. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, by the party to be charged therewith; provided, that, after the approval of the matters presented in connection with the Merger by the stockholders of the Company, no amendment or waiver shall be made that by law requires further stockholder approval without such further approval.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  Section 10.5. Successors and Assigns; Parties in Interest. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of Parent or any of its wholly-owned subsidiaries, any or all of its rights or obligations, but any such transfer or assignment will not relieve Merger Sub of its obligations under this Agreement. Except as set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

                  Section 10.6. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of laws principles thereof that would call for the application of the laws of any jurisdiction. Each party hereto hereby (a) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts in the State of Delaware, and appellate courts thereof and (b) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

                  Section 10.7. Specific Performance. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE TO THE EXTENT SUCH COURT WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT TO SUCH DISPUTE, AND THE CHANCERY OR OTHER COURTS OF THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

                  Section 10.8. Counterparts; Effectiveness; Interpretation. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    INTERNATIONAL MANUFACTURING
                                    SERVICES, INC.


                                    By:  /s/ Robert G. Behlman
                                         ____________________________________
                                         Name:  Robert G. Behlman
                                         Title: President and Chief
                                                Executive Officer


                                    CELESTICA INC.


                                    By:  /s/ Anthony P. Puppi
                                         ____________________________________
                                         Name:  Anthony P. Puppi
                                         Title: Senior Vice President, Chief
                                                Financial Officer and Secretary



                                    CELESTICA ASIA INC.


                                    By:  /s/ Anthony P. Puppi
                                         ____________________________________
                                         Name:  Anthony P. Puppi
                                         Title: Senior Vice President, Chief
                                                Financial Officer

                                    EXHIBIT A

                               Major Stockholders



                  Prudential Private Equity Investors III, L.P.

                  Oak Investment Partners VI, L.P.

                  Oak VI Affiliates Fund, L.P.

                                    EXHIBIT B

                         FORM OF STOCKHOLDER AGREEMENT


               STOCKHOLDER AGREEMENT, dated as of November 1, 1998 (this "AGREEMENT") among Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada ("PARENT"), Celestica Asia Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and ___________________________________________________________________________ (the
"STOCKHOLDER").

                                    RECITALS

               Parent, Merger Sub and International Manufacturing Services, Inc. (the "COMPANY") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") providing for the merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

               As of the date hereof, the Stockholder is the record and beneficial owner of _________ shares of Class A Common Stock and _________ shares of Class B Common Stock (the "EXISTING SHARES" and, together with any shares of Class A Common Stock or Class B Common Stock acquired by the Stockholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "SUBJECT SHARES").

               As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

               The Stockholder and Parent desire to set forth their agreement with respect to the voting of the Subject Shares and the election of Merger Consideration in connection with the Merger and the Stockholder desires to grant to Merger Sub an option to acquire the Subject Shares, in each case upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

               To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 7, the Stockholder agrees as follows:

                  (a) Agreement to Vote. At any meeting of stockholders of the Company called for purposes that include approval of the Merger and the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any amendments hereto or, with the Stockholder's written consent, thereto.

               At any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Parent, the Stockholder shall vote (or cause to be voted) the Subject Shares against the following actions:

                           (i) any action or agreement that would result in a
breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder hereunder; or

                           (ii) any action or agreement that could reasonably be
expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Merger Sub or any designee thereof (a "THIRD PARTY"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 10% or more of the outstanding Shares; or (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding Shares; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement;
(D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

                  (b) Proxies. As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants to Merger Sub a proxy to vote the Subject Shares as indicated in Section 1(a) above. The Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares.

                  (c) Transfer Restrictions. The Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder (collectively, "TRANSFER")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder.

                  (d) Stop Transfer. The Stockholder hereby authorizes and requests the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and the Subject Shares Purchase Price shall be accordingly adjusted. The Stockholder shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger or purchased hereunder.

                  (e) Stock Consideration. The Stockholder agrees not to make the Cash Election with respect to any Subject Shares, and hereby acknowledges that the Merger Consideration to be received by the Stockholder will consist solely of Subordinate Shares.

                  (f) Appraisal Rights. The Stockholder hereby irrevocably waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

                  (g) Affiliate Agreement. Stockholder will deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit C to the Merger Agreement.

2. Option.        (a) Grant of Option. The Stockholder hereby grants to Merger
Sub (or its designee) an irrevocable option (the "OPTION") to purchase the Subject Shares at an exercise price of 0.40 Subordinate Shares per Subject Share (the "EXERCISE PRICE"). In the event of any change in the Subject Shares or Subordinate Shares by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately to preserve the respective rights of the Stockholder and Merger Sub hereunder.

                  (b) Exercise of Option. The Option may be exercised by Merger Sub, as a whole and not in part, at any time during the six-month period commencing upon the occurrence of any of the following events:

                           (i) the Merger Agreement shall have been terminated
or become terminable by Parent pursuant to Section 9.1(c) thereof; or

                           (ii) the Merger Agreement shall have been terminated
or become terminable pursuant to Section 9.1(b)(iii) if an Acquisition Proposal was publicly announced or confirmed on or before the date of the Company Stockholders Meeting; or

                           (iii) any failure by the Stockholder to perform its
obligations under Section 1 hereof.

                  (c) Notice of Exercise. If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "OPTION CLOSING DATE") of the closing (the "OPTION CLOSING") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation, after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2(f).

                  (d) Closing Deliveries by Stockholder. At the Option Closing, the Stockholder shall deliver to Merger Sub (or its designee) all of the Subject Shares by delivery of a certificate or certificates evidencing the Subject Shares in the denominations designated by Merger Sub in its exercise notice delivered pursuant to Section 2(c), duly endorsed to Merger Sub or accompanied by stock powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.

                  (e) Closing Deliveries by Merger Sub. At the Option Closing, Merger Sub shall pay, and Parent shall cause Merger Sub to pay, to the Stockholder the aggregate Exercise Price for the Subject Shares by delivery to the Stockholder of a certificate registered in the name of the Stockholder and bearing the legend set forth in the following sentence, representing the number of whole Subordinate Shares equal to (A) the number of Subject Shares purchased pursuant to the exercise of the Option by (B) 0.40 and rounded to the nearest whole number of Subordinate Shares. The certificate representing Subordinate Shares issued to the Stockholder hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (f) Conditions. The Option Closing shall be subject to the satisfaction of each of the following conditions:

                           (i) no court, arbitrator or governmental body, agency
or official shall have issued any order, decree or ruling that is in effect, and there shall not be any statute, rule or regulation, which in either case restrains, enjoins or prohibits the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option; (ii) any waiting period applicable to the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                           (iii) all actions by or in respect of, and any filing
with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

                  (a) Organization. The Stockholder is a __________________, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (b) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other partnership action or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                  (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Stockholder is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby.

                  (d) Shares. The Existing Shares are, and the Subject Shares on the Option Closing Date will be, owned beneficially and of record by the Stockholder. The Existing Shares constitute all of the Shares owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding and the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any Shares (except that (x) a portion of the Existing Shares that are Class A Shares are convertible into Class B Shares and (y) the Existing Shares that are Class B Shares are convertible into Class A Shares under certain circumstances). The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Subject Shares on the Option Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Option Closing Date will have good and valid title to the Subject Shares, free and clear of all Liens and free of any other limitation or restriction, and, upon delivery thereof to Merger Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all Liens and free of any other limitation or restriction (other than any arising as a result of actions taken or omitted by Parent or Merger Sub or any arising under this Agreement), will pass to Merger Sub.

                  (e) Subordinate Shares. Any Subordinate Shares acquired by the Stockholder in the Merger or upon Parent's exercise of the Option will be acquired for the Stockholder's own account, and will not be acquired by the Stockholder with a view to the distribution thereof in violation of any applicable provision of the Securities Act. The Stockholder has received copies of all reports filed by Parent pursuant to Section 12, 13 or 14 of the Exchange Act in the preceding twelve months and had an opportunity to ask questions concerning the Subordinate Shares that may be acquired by the Stockholder in the Merger or upon Parent's exercise of the Option and concerning the business and financial affairs of Parent and to receive answers concerning the same, from representatives of Parent. The Stockholder has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to it to evaluate the merits and risks of an investment by the Stockholder in the Subordinate Shares and the Stockholder is able to bear the economic risks of any investment in the Subordinate Shares which the Stockholder may acquire in the Merger or upon Parent's exercise of the Option.

                  (f) No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:

                  (a) Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                  (c) Subordinate Voting Shares. All Subordinate Shares that may be issued to the Stockholder hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

                  (d) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

5. Further Assurances. From time to time prior to the Option Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.      Further Agreements of Parent and Merger Sub.

                  (a) Follow-Up Offer. Parent and Merger Sub hereby agree that, in the event that Merger Sub purchases the Subject Shares pursuant to the Option, as promptly as practicable thereafter, Merger Sub will, and Parent will cause Merger Sub to, make a tender and exchange offer for the remaining Shares to the stockholders of the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Parent or Merger Sub) would be entitled to receive either, at the election of each such stockholder, (x) not less than $7.00 per Share in cash or
(y) not less than 0.40 Subordinate Shares per Share.

                  (b) Participation in Transaction. If, after purchasing Subject Shares pursuant to the exercise of the Option, Merger Sub or any of its affiliates effects a Merger Sub Business Combination (as defined below) during the period commencing on the Option Closing Date and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder, as additional purchase price for the Subject Shares, the Excess Price, if any, for each Subject Share so purchased. The term "Merger Sub Business Combination" means the consummation of the first to occur of any of the following transactions: (A) a tender offer or exchange offer by Merger Sub or any of its affiliates for the outstanding Shares, including an offer pursuant to Section 6(a) hereof, (B) a merger or consolidation between the Company and Merger Sub or any of its affiliates or (C) the acquisition by Merger Sub or any of its affiliates of all or substantially all of the assets of the Company and its subsidiaries. The term "Excess Price" shall mean (A) if stockholders of the Company (other than Merger Sub and any of its affiliates) receive only Subordinate Shares for their Shares pursuant to the terms of the Merger Sub Business Combination, the excess, if any, of the number of Subordinate Shares so received for each Share over 0.40 or
(B) if stockholders of the Company receive consideration other than, or in addition to, Subordinate Shares for their Shares pursuant to the terms of the Merger Sub Business Combination (other than by reason of a right to elect between receiving only Subordinate Shares or such other consideration), the excess of the per Share consideration so paid over the greatest of (i) $7.00,
(ii) the product of 0.40 and the closing price of Subordinate Shares on the New York Stock Exchange on the Option Closing Date (or if the Option Closing Date is not a trading day on the New York Stock Exchange, the last such trading day before the Option Closing Date) or (iii) the product of 0.40 and the closing price of a Subordinate Share on the New York Stock Exchange on the date of consummation of the Merger Sub Business Combination (or if such date is not a trading day on the New York Stock Exchange, the last such trading day before such date of consummation) or (C) if stockholders of the Company are entitled to elect to receive either consideration described in clause (A) or consideration described in clause (B), the greater of the amount determined pursuant to clause
(A) (determined as if only the consideration described in clause (A) were available) and the amount determined pursuant to clause (B) (determined as if only the consideration described in clause (B) were available). If the consideration received by stockholders of the Company in the Merger Sub Business Combination consists of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by stockholders of the Company in the Merger Sub Business Combination shall be in a form other than such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if Merger Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties.

                  (c) Maxtor Corporation. If at any time Merger Sub or any of its affiliates purchases shares from Maxtor Corporation or its affiliates other than the Company and its subsidiaries (collectively, "MAXTOR") at a price or value per Share in excess of the product of 0.40 and the closing price per Subordinate Share on the New York Stock Exchange on the date an agreement is entered into with Maxtor providing for such purchase or, if such date is not a trading day on the New York Stock Exchange, on the last such trading day preceding such date) during the period commencing on the date hereof and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder, as additional purchase price for the Subject Shares, the amount of such excess, if any, in cash for each Subject Share purchased. If additional purchase price shall at any time be payable under this Section 5(c) and under Section 5(b) shall be determined without duplication so that the aggregate additional purchase price so payable is equal to the greater of the amounts determined under this Section 5(c) and under Section 5(b), not the sum of those amounts.

                  (d) Resale of Subject Shares. Subject to the penultimate sentence of this Section 5(d), if, after purchasing Subject Shares pursuant to the exercise of the Option, Merger Sub or any of its affiliates has not effected a Merger Sub Business Contribution and has not otherwise acquired the remaining Shares, Merger Sub or any of its affiliates receives any cash or non-cash consideration in respect of such Subject Shares pursuant to a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder in cash, as additional purchase price for the Subject Shares (x) the excess, if any, of such consideration over the aggregate purchase price (determined on the basis of the closing price per Subordinate Share on the New York Stock Exchange on the Option Closing Date or, if the Option Closing Date is not a trading day on the New York Stock Exchange, on the last such trading day preceding the Option Closing Date) paid for the Subject Shares which are sold by Merger Sub hereunder less (y) the sum of (i) the amount of taxes payable or to be payable by Merger Sub (as estimated by Merger Sub in good faith) in connection with such Third Party Business Combination, and (ii) the amount of expenses of Merger Sub and its affiliates in connection herewith and the Merger Agreement and in connection with such Third Party Business Combination to the extent exceeding the "break-up fee", if any, payable to Parent under the Merger Agreement; provided that, (i) if the consideration received by Merger Sub or such affiliates consists of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by Merger Sub or such affiliates shall be in a form other than such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if Merger Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third Party Business Combination" means the occurrence of any of the following events: (A) the Company, or more than 75% of the outstanding shares of the Company's capital stock, is acquired by merger or otherwise by any Third Party; or (B) a Third Party acquires all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; provided, however, that in no event will any transaction in which shares of the Company's capital stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving a sale, merger or other similar transaction of Parent or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries constitute a Third Party Business Combination. The term "Third Party" means any person or entity other than Merger Sub or any of its affiliates.

7. Termination. Except as set forth in Section 2, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) six months following the termination of the Merger Agreement pursuant to Section 9.1(b) or 9.1(c) thereof or (c) termination of the Merger Agreement pursuant to Section 9.1(a) thereof. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 2, but the Option Closing shall not have occurred, this Agreement shall not terminate. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

8.      General Provisions.

                  (a) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, subject to Section 6(b) hereof.

                  (b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

                  (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (i) if to Parent or Merger Sub, to:

                               Celestica Inc.
                               844 Don Mills Road
                               North York, Ontario
                               Canada M3C 1V7
                               Attention: General Counsel
                               Telephone No.: (416) 448-5800
                               Telecopy No.:   (416) 448-5454

                               with a copy to:

                               Kaye, Scholer, Fierman, Hays & Handler, LLP
                               425 Park Avenue
                               New York, New York 10022
                               Attention: Joel I. Greenberg and Lynn Toby Fisher Telephone No.: (212) 836-8201
                               Telecopy No.: (212) 836-7152

                           (ii) if to the Stockholder, to:


                                with a copy to:


                  (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this

Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 1998.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as specifically provided herein with respect to Merger Sub's rights under the Option, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in Parent's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                  (j) Enforcement; Consent to Jurisdiction; Waiver of Jury
Trial.

                           i. The parties agree that irreparable damage would
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware to the extent such court would have subject matter jurisdiction with respect to such dispute, and the Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto:

                           (A) consents to submit itself to the personal
jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other Courts of the State of Delaware otherwise;

                           (B) agrees that it will not attempt to deny or defeat
such personal jurisdiction or venue by motion or other request for leave from any such court;

                           (C) agrees that it will not bring any action relating
to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

                           (D) agrees that service of process in any such action
or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 7(c) or at such other address of which a party shall have been notified pursuant thereto; and

                           (E) agrees that nothing herein shall affect the right
to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                           (ii) EACH PARTY HERETO HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                           (iii) All rights, powers and remedies provided under
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9. Registration Rights. At the request of the Stockholder at any time after the earlier of the Effective Time or the Option Closing Date, Parent and Merger Sub will enter into a Registration Rights Agreement with the Stockholder in the form of Exhibit A.

               IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                    Celestica Inc.


                                    By:________________________________________
                                       Name:
                                       Title:


                                    Celestica Asia Inc.



                                    By:________________________________________
                                       Name:
                                       Title:


                                    [Stockholder]

                                    By:________________________________________
                                       Name:
                                       Title:

                                    EXHIBIT C

                        FORM OF COMPANY AFFILIATE LETTER

Gentlemen:

        The undersigned, a holder of shares of Class A Common Stock, par value $0.001 per share ("CLASS A SHARES"), of International Manufacturing Services, Inc., a Delaware corporation (the "COMPANY"), is entitled to receive in connection with the merger (the "MERGER") of the Company with Celestica Asia Inc., a Delaware corporation ("MERGER SUB"), Subordinate Voting Shares (the "SUBORDINATE SHARES") of Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada (the "PARENT"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933, as amended (the "ACT"), although nothing contained here should be construed as an admission of such fact.

        If the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Subordinate Shares received by the undersigned in exchange for any Class A Shares pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions including information with respect to the applicability to the sale of such securities pursuant to Rules 144 and 145(d) promulgated under the Act.

        The undersigned hereby represents to and covenants with the Company, Merger Sub and Parent that the undersigned will not sell, assign or transfer any of the Subordinate Shares received by the undersigned in exchange for Class A Shares pursuant to the merger except (i) pursuant to an effective registration statement under the Act or (ii) in conformity with the volume and other limitations of Rule 145, or (iii) in a transaction which, in the opinion of the general counsel of Parent or other independent counsel reasonably satisfactory to Parent (it being expressly agreed that Wilson Sonsini Goodrich & Rosati, P.C., Kirkland & Ellis and Gray Cary Ware & Freidenrich LLP shall each be considered reasonably satisfactory for all purposes under this letter) or as described in a "no-action" or interpretative letter from Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

        In the event of a sale or other disposition by the undersigned of Subordinate Shares pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent not to effect the transfer of any Subordinate Shares disposed of by the undersigned, but that upon receipt of such evidence of compliance Parent shall cause the transfer agent to effectuate the transfer of the Subordinate Shares sold as indicated in such letter.

        The undersigned acknowledges and agrees that the following appropriate legend will be placed on certificates representing Subordinate Shares received by the undersigned in the merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE REOFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Subordinate Shares and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.



Dated:



                                            Very truly yours,

                                     ANNEX I
                                  TO EXHIBIT C


[NAME]                       [DATE]


        On ______________ the undersigned sold the Subordinate Voting Shares of ____________ ("PARENT") described below in the space provided for that purpose (the "SUBORDINATE SHARES'). The Subordinate Shares were received by the undersigned in connection with the merger of International Manufacturing Services, Inc. with and into Celestica Asia Inc., a subsidiary of Parent.

        Based upon the most recent report or statement filed by parent with the Securities and Exchange Commission, the Subordinate Shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "ACT").

        The undersigned hereby represents that the Subordinate Shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Subordinate Shares, and that the undersigned has not made any payment in connection with the offer or sale of the Subordinate Shares to any person other than to the broker who executed the order in respect of such sale.

                                            Very truly yours,



              [Space to be provided for description of securities]

                                INDEX OF DEFINED TERMS

                                                                             POSITION OF
DEFINED TERM                                                                 DEFINED TERM
Acquisition Proposal.....................................................    Section 5.7
Agreement................................................................    Preamble
Assumed Purchase Right...................................................    Section 2.6
Benefit Plans............................................................    Section 3.11
BT Alex. Brown...........................................................    Section 3.23
Canadian Documents.......................................................    Section 3.5
Cash Consideration.......................................................    Section 2.1
Cash Electing Shares.....................................................    Section 2.1
Cash Electing Stockholder................................................    Section 2.5
Cash Election............................................................    Section 2.4
Cash Election Price......................................................    Section 2.1
Cash Limitation..........................................................    Section 2.5
Certificate of Merger....................................................    Section 1.2
Class A Shares...........................................................    Recitals
Class B Shares...........................................................    Recitals
Closing..................................................................    Section 1.2
Closing Date.............................................................    Section 1.2
Code.....................................................................    Recitals
Company..................................................................    Preamble
Company Acquisition......................................................    Section 9.3
Company Disclosure Letter................................................    Section 3
Company Stock Options....................................................    Section 2.6
Company Stockholder Approval.............................................    Section 3.4
Company Stockholders Meeting.............................................    Section 5.2
Confidentiality Agreement................................................    Section 5.9
Consents.................................................................    Section 3.4
Controlled Group Liability...............................................    Section 3.12
DGCL.....................................................................    Recitals
Dissenting Shares........................................................    Section 2.2
Dissenting Stockholder...................................................    Section 2.2
Effective Time...........................................................    Section 1.3
Election Date............................................................    Section 2.4
Environmental Claims.....................................................    Section 3.20
Environmental Conditions.................................................    Section 3.20
Environmental Laws.......................................................    Section 3.20
Environmental Reports....................................................    Section 3.20
ERISA....................................................................    Section 3.12
ERISA Affiliate..........................................................    Section 3.12
Exchange Act.............................................................    Section 2.6
Exchange Agent...........................................................    Section 2.4
Exchange Fund............................................................    Section 2.7
Form F-4.................................................................    Section 3.6
Form of Election.........................................................    Section 2.4
GAAP.....................................................................    Section 3.5
Governmental Entity......................................................    Section 3.4
Hazardous Substances.....................................................    Section 3.20
HSR Act..................................................................    Section 3.4
indebtedness.............................................................    Section 3.14
Indemnified Party........................................................    Section 6.7
Intellectual Property....................................................    Section 3.18
Liens....................................................................    Section 3.2
Major Stockholders.......................................................    Recitals
Material Adverse Change..................................................    Section 10.1
Material Adverse Effect..................................................    Section 10.1
material agreement.......................................................    Section 3.17
Merger...................................................................    Recitals
Merger Consideration.....................................................    Section 2.1
Merger Sub...............................................................    Preamble
Multiemployer Plan.......................................................    Section 3.12
Multiple Employer Plan...................................................    Section 3.12
Option Plans.............................................................    Section 2.6
Parent...................................................................    Preamble
Parent Plans.............................................................    Section 4.7
Parent SEC Documents.....................................................    Section 4.3
Person...................................................................    Section 3.14
Plans....................................................................    Section 3.12
Preferred Shares.........................................................    Section 3.3
Properties...............................................................    Section 3.20
Proxy Statement..........................................................    Section 3.4
Qualified Plans..........................................................    Section 3.12
Redelivering Party.......................................................    Section 9.2
Restraints...............................................................    Section 8.1
SEC......................................................................    Section 3.4
SEC Documents............................................................    Section 3.5
Securities Act...........................................................    Section 3.5
Shares...................................................................    Recitals
Stock Consideration......................................................    Section 2.1
Stock Plans..............................................................    Section 2.6
Subordinate Shares.......................................................    Section 2.1
Subordinate Shares Ratio.................................................    Section 2.1
subsidiary...............................................................    Section 3.1
Superior Proposal........................................................    Section 5.7
Surviving Corporation....................................................    Section 1.1
Systems..................................................................    Section 3.22
taxes....................................................................    Section 3.13
Termination Fee..........................................................    Section 9.3
Total Cash Consideration.................................................    Section 2.5
Total Stock Consideration................................................    Section 2.5
Voting Agreement.........................................................    Recitals
Year 2000 compliant......................................................    Section 3.22